Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated February 8, 2023, relating to the financial statements of Amphenol Corporation, and the effectiveness of Amphenol Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 16, 2023